Exhibit 99.1 Pro Forma Balance Sheet

The following unaudited pro forma balance sheet of Aquila Biopharmaceuticals, Inc. ("Aquila") gives effect to the consummation of CBC's reorganization plan (which occurred on October 21, 1996), and to the sale by Aquila of all of the capital stock of Cambridge Biotech Corporation ("CBC") to bioMerieux Vitek (which occurred on October 22, 1996), as of September 30, 1996. Aquila's investment in the retroviral business is shown as a single investment.

This pro forma balance sheet is not necessarily indicative of Aquila's actual financial position had these transactions occurred at September 30, 1996, as it relies upon certain assumptions and estimates by Aquila's management.

                        AQUILA BI0PHARMACEUTICALS, INC.
                   (formerly Cambridge Biotech Corporation)
                          Pro Forma Balance Sheet
                          As of September 30, 1996
                        (Unaudited), (In Thousands)

                          Aquila     Consummation  Retroviral
Assets                  As Reported  Adjustments   Adjustments   Pro Forma
------                  -----------  ------------  -----------   ---------
Current Assets:
  Cash and cash
   equivalents              $15,350     ($4,031)      $5,800       $17,119
  Restricted Cash             1,000                                  1,000
  Accounts receivable-
    trade (net of
    allowance for
    doubtful accounts)        2,617                                  2,617
  Other receivables             118                                    118
  Inventories                 4,568                   (2,692)        1,876
  Prepaid expenses
   & other current
   assets                       511                                    511
                             ------      ------         -----         -----
  Total Current Assets       24,164      (4,031)       3,108        23,241

Investments                     855                                    855

Property, plant,
  and equipment, net          4,896                     (325)        4,571
Patents and purchased
  technology, net               503                     (167)          336
Other assets                     64                                     64
                             ------      ------         -----         -----
Total Assets               $ 30,482     ($4,031)      $2,616       $29,067
                             ======      ======        ======        ======
Liabilities &
Shareholders'Equity

Current Liabilities:
   Accounts payable        $    701                                $   701
   Accrued royalties            570                                    570
   Accrued professional
    fees                        860        (549)                       311
   Accrued incentive
     compensation             1,220      (1,220)                         0
   Accrued
     restructuring costs        201        (201)                         0
   Other accrued expenses     2,312        (802)                     1,510
   Deferred revenue-current   2,273                                  2,273
                              ------       -----       -----         -----
    Total Current
     Liabilities              8,137      (2,772)           0         5,365

   Deferred revenue-L.T.      2,150        (600)                     1,550

   Long-term Debt-less
     current maturities           0       4,200                      4,200

   Liabilities subject to
    Chapter 11 proceedings    9,531      (9,531)                         0
                              -----       -----        -----         -----
    Total Liabilities        19,818      (8,703)           0        11,115

    Minority Interest            11                      (11)            0

    Shareholders'Equity:
    CBC common stock,
       par value:
       $.01 per share,
       authorized:
       40,000,000
       shares, issued:
       26,065,000 shares        261        (261)                         0
    Aquila common
       stock, par value:
       $.01 per share,
       authorized:
       30,000,000 shares,
       issued: 5,000,000
       shares                                50                         50
     Additional paid in
        capital             120,382       2,783                    123,165
      Unearned
        compensation           (138)        138                          0
      Deficit              (109,852)      1,962        2,627      (105,263)
                            -------     -------        -----       -------
    Total Shareholders'
      Equity                 10,653       4,672        2,627        17,952
                             ------      ------        -----        ------
    Total Liabilities and
      Shareholders' Equity  $30,482     ($4,031)      $2,616       $29,067
                            =======      =======       =====        ======

The accompanying notes are an integral part of these unaudited consolidated financial statements.
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